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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Level 3 Communications, Inc.:

We consent to the use of our reports dated February 26, 2013, with respect to the consolidated balance sheets of Level 3 Communications, Inc. and subsidiaries as of December 31, 2012 and 2011, and the related consolidated statements of operations, comprehensive loss, cash flows, and changes in stockholders' equity (deficit) for each of the years in the three-year period ended December 31, 2012, and the effectiveness of internal control over financial reporting as of December 31, 2012, incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus.

                      /s/ KPMG LLP

Denver, Colorado
March 4, 2013

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  Exhibit 23.1
Consent of Independent Registered Public Accounting Firm